Exhibit 10.1

COMMUTATION AND RELEASE AGREEMENT

This Commutation and Release Agreement (hereinafter the “Commutation Agreement”) is entered into by and between Continental Casualty Company, and its affiliated companies (collectively hereinafter the “Company”) of the one part and AmerInst Insurance Company Limited, formerly known as AmerInst Insurance Company, Inc. (hereinafter the “Reinsurer”) of the other part, effective as of June 1, 2009.

WHEREAS:

A.	Company and Reinsurer (individually a “Party” and collectively the “Parties”) entered into certain reinsurance treaties and endorsements with various inception and termination dates commencing August 1, 1993 through December 31, 2008, listed on Schedule A attached to and forming part of this Commutation Agreement, whereby Company ceded and Reinsurer reinsured certain liabilities as therein provided (the “Historical Reinsurance Treaties”);

B.	effective January 1, 2009 the Parties entered into (1) an AmerInst Insurance Company Limited Accountants Professional Liability Treaty and (2) Value Plan Policies Accountants Professional Liability Quota Share Treaty (collectively the “2009 Treaties”);

C.	Reinsurer secured its reinsurance obligations under the Historical Reinsurance Treaties and the 2009 Treaties under a reinsurance trust established at JPMorgan Chase Bank, Trust No. G08952 (the “Trust”). The Reinsurer is the grantor of the Trust, JP Morgan Chase is the trustee of the Trust (the “Trustee”), and the Company is the sole beneficiary of the Trust;

D.	the Company and the Reinsurer desire to fully and finally settle, release and commute all past, present and future liabilities and obligations known and unknown of the Company and the Reinsurer under, arising out of, or in any way related to the Historical Reinsurance Treaties;

E.	contemporaneous with this Commutation Agreement in a related transaction, the Company and Reinsurer will execute rescission addenda (the “Rescission Addenda”) rescinding and terminating the 2009 Treaties retroactive to their inception.

NOW THEREFORE, in consideration of receipt by the Company of the Commutation Amount, the mutual agreements, covenants and provisions contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between the Company and the Reinsurer as follows:

1.	The Reinsurer shall pay to the Company $20,550,000 (the “Commutation Amount”) on or before June 1, 2009. The method of payment shall be as follows: the Company shall direct the Trustee to pay the Commutation Amount to the Company from funds in the Trust via wire transfer. The Company’s wiring instructions are as follows:

Bank Name: JP Morgan Chase
ABA #: 021000021
City/State: New York, NY
Account #: 000323956092
Account Name: CCC-Ceded Reinsurance
Reference: Ceded RE 0066 AmerInst

2.	Upon execution of this Commutation Agreement and the Rescission Addenda by the Company and the Reinsurer, and upon receipt of the Commutation Amount as provided in paragraph 1, the Company shall direct the Trustee to pay to the Reinsurer the balance of funds in the Trust in excess of the Commutation Amount.

3.	Upon payment of the balance of the funds in the Trust to the Reinsurer as provided in paragraph 2, the Trust will be terminated and the Company and Reinsurer will cooperate with one another and the Trustee as necessary to complete the termination of the Trust.

4.	Effective upon execution of this Commutation Agreement and the Rescission Addenda by the Company and the Reinsurer, payment of the Commutation Amount to the Company as provided in paragraph 1 and payment of the balance of the funds in the Trust to the Reinsurer as provided in paragraph 2, the Company shall release and discharge the Reinsurer, its predecessors, parents, affiliates, subsidiaries, agents, past, present and future officers, directors, employees, consultants, shareholders, attorneys, agents, administrators, successors, assigns and receivers from any and all past, present and future liabilities and obligations, whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including but not limited to, all claims, obligations, offsets, debts, demands, actions, causes of actions, suits, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, damages, omissions, judgments, arbitrations, mediations, costs, expenses, losses, adjustments, accounts, executions, representations and warranties whatsoever, which the Company and their successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer or any of them by reason of any matter whatsoever under, arising out of, or in any way related to the Historical Reinsurance Treaties, it being the intention of the Parties that this release operate as a full and final settlement of the Reinsurer’s past, current and future liabilities and obligations, whether known or unknown, to the Company under, arising out of or in any way related to the Historical Reinsurance Treaties.

5.	Effective on the same date on which the Company shall release the Reinsurer as provided for in Section 4 above, the Reinsurer shall release and discharge the Company, its predecessors, parents, affiliates, subsidiaries, agents, past, present and future officers, directors, employees, consultants, shareholders, attorneys, agents, administrators, successors, assigns and receivers from any and all past, present and future liabilities and obligations, whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including but not limited to, all claims, obligations, offsets, debts, demands, actions, causes of actions, suits, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, damages, omissions, judgments, arbitrations, mediations, costs, expenses, losses, adjustments, accounts, executions, representations and warranties whatsoever, which the Reinsurer and its successors and assigns ever had, now have or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Company or any of them by reason of any matter whatsoever under, arising out of, or in any way related to the Historical Reinsurance Treaties, it being the intention of the Parties that this release operate as a full and final settlement of the Company’s past, current and future liabilities and obligations, whether known or unknown, to the Reinsurer under, arising out of, or in any way related to the Historical Reinsurance Treaties.

6.	The rights, duties and obligations set forth in this Commutation Agreement shall inure to the benefit of and be binding upon any and all predecessors, parents, affiliates, subsidiaries, agents, past, present and future officers, directors, employees, consultants, shareholders, attorneys, agents, administrators, successors, assigns and receivers of the Parties hereto.

7.	The Parties hereto expressly warrant and represent that: they are corporations in good standing in their respective places of domicile; the execution, delivery and performance of this Commutation Agreement is fully authorized by each of them; the making and performance of this Commutation Agreement will not violate any provisions of law or of their respective articles of incorporation or bylaws; the person or persons executing this Commutation Agreement have the necessary and appropriate authority to do so; there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Commutation Agreement or any part thereof void, voidable, or unenforceable; each Party is the sole owner of any and all of its respective rights under the Historical Reinsurance Treaties; no claim being released hereunder has been assigned, ceded, sold or otherwise transferred (or is subject to any understanding to take any such action) to any person or entity; neither Party is aware of any third party that has, or might assert, some interest in any claim or right intended to be discharge or release by or under this Commutation Agreement; no authorization, consent or approval of any government entity or other person or entity is required to make this Commutation Agreement valid and binding upon them; and each statement, warranty and representation made by such Party in this Commutation Agreement is true and accurate.

8.	This Commutation Agreement shall be interpreted under and governed by the laws of Illinois.

9.	In the event that there is a dispute between or among the Parties arising under or related to this Commutation Agreement, each Party agrees that any legal proceeding will be instituted only in the United States District Court for the Northern District of Illinois Eastern Division. Each Party irrevocably consents to the exclusive jurisdiction and venue of such court and agrees that service of the complaint or other process may be made as provided in the applicable rules of court.

10.	The Company and the Reinsurer hereby agree to execute promptly any and all supplemental agreements, releases, affidavits, waivers and other documents of any nature or kind which the other Party may reasonably require in order to implement the provisions or objectives of this Commutation Agreement.

11.	This Commutation Agreement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.

12.	This Commutation Agreement and the Rescission Addenda contain the entire agreement and understanding between the Parties as respects their subject matter. All discussions and agreements previously entertained between the Parties concerning the subject hereto are merged into this Commutation Agreement and the Rescission Addenda. This Commutation Agreement may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by each of the Parties hereunder.

13.	This Commutation Agreement and any of its rights and obligations may not be assigned in whole or in part without the written agreement of the Parties.

14.	As used in this Section, “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

(i)	It is mutually understood and agreed by and between the Reinsurer and the Company that the Reinsurer and the Company shall keep all terms and provisions of this Commutation Agreement confidential and shall not disclose such terms or provisions to any third party, other than their auditors, accountants, actuaries, financial and legal advisors and any officers, directors, employees and shareholders (on a need-to-know or right-to-know basis) of any of the Parties hereto and/or their affiliates and subsidiaries, without the prior written consent of the other Party, except where otherwise required by operation of law, required by contract or the requirements of any regulatory authority, or stock exchange or otherwise in connection with a proceeding to enforce the terms of this Commutation Agreement. Notwithstanding the foregoing provisions of this Section 14, the Reinsurer and the Company may disclose this Commutation Agreement and its terms to rating agencies and as required by any Federal, State or foreign securities laws or regulations.

(ii)	In the event a Party hereto learns that a Person to whom disclosure is not permitted under the Commutation Agreement is seeking disclosure of the Commutation Agreement or any of its terms in any proceeding, or in the event any Party hereto receives notice of subpoena, request or order directing the disclosure of this Commutation Agreement, or any portion thereof, such Party shall provide notice to the other Party promptly and sufficiently in advance of disclosure, to the extent possible, to permit such other Party to take steps to prevent the disclosure.

(iii)	If a Party hereto is required by a government agency or by court order or subpoena to disclose this Commutation Agreement, it shall notify the other Party as soon as possible and provide a copy of the order or subpoena upon receipt thereof, together with proof of the disclosing Party’s compliance with the terms of this Section 14.

15.	The Reinsurer and the Company have each entered into this Commutation Agreement freely, without duress, in good faith and at arms’ length based upon each Party’s independent assessment of its rights and obligations under this Commutation Agreement, and not based upon any representations made by the other or their respective representatives other than as set forth in this Commutation Agreement. The Parties acknowledge and agree that the Commutation Amount constitutes fair consideration for the amounts allegedly owing now or potentially owing in the future by the Reinsurer to the Company, net of any amount allegedly owing now or potentially owing in the future by the Company to the Reinsurer, arising under or relating to the Historical Reinsurance Treaties.

16.	Any statements, communications or notices to be provided pursuant to this Commutation Agreement shall be sent to the attention of the person indicated below, via courier such as Federal Express, of via facsimile transmission with electronic confirmation, until such time as notice of any change of person to be notified or change of address is forwarded to the Parties:

(i)	to the Company:

Continental Casualty Company
333 S. Wabash
Chicago, Illinois 60604
Attention: Senior Vice President Reinsurance Operations
Fax No.: 312-817-1225

(ii)	to the Reinsurer:

AmerInst Insurance Company Limited
C/O Cedar Management, Ltd.
Third Floor, Continental Building
25 Church Street
P.O. Box HM 1601
Hamilton, HM GX
Bermuda
Attn: Tom McMahon
Fax No.: 441-295-1702

With a copy to:

Bates & Carey LLP
191 North Wacker Drive
Suite 2400
Chicago, Illinois 60606
Attention Matthew M. Murphy and Sarah E. Eversman
Fax No.: 312-762-3200

17.	If any provision of this Commutation Agreement is invalid, unenforceable or illegal under the law of any jurisdiction, such provision shall be deemed severable from the balance of this Commutation Agreement, and the validity and enforceability of the remaining provisions of this Commutation Agreement, and the validity and enforceability of such provision in any other jurisdiction shall not be affected thereby. In the event of such invalidity, unenforceability or illegality, the Parties shall negotiate in good faith to amend this Commutation Agreement through the insertion of additional provisions which are valid, enforceable and legal and which reflect, to the extent possible, the economic and other purposes contained in the invalid, unenforceable or illegal provisions.

18.

The Company and the Reinsurer absolutely and unconditionally covenant and agree with each other, and their respective successors and assigns, that after the effective date of this Commutation Agreement, neither Party will hereafter for any reason whatsoever, demand, claim or file suit or initiate arbitration proceedings against the other in respect of any matters under, arising out of or in any way related to the Historical Reinsurance Treaties and 2009 Treaties, except for demands, suits or arbitrations with respect to rights, options and/or remedies provided for pursuant to this Commutation Agreement.

19.	The Recitals are hereby incorporated into and made a part of this Commutation Agreement.

20.	The Parties have participated jointly in the negotiation and drafting of this Commutation Agreement, consequently, in the event an ambiguity or question of intent or interpretation arises, this Commutation Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Commutation Agreement.

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have executed this Commutation Agreement as of the dates indicated below.

Continental Casualty Company	Attest:

By: /s/ Christine Michals		/s/ David B. Lehman

Printed Name: Christine Michals

Title: Vice President

Date: May 15, 2009

AmerInst Insurance Company Limited	Attest:

By: /s/ Thomas R. McMahon		/s/ Michael P. Larkin

Printed Name: Thomas R. McMahon

Title: Chief Financial Officer

Date: May 15, 2009

SCHEDULE A

1.	Accountants Professional Liability Quota Share Treaty #4688 issued to Continental Casualty Company by AmerInst Insurance Company, Inc. for the term August 1, 1993 to July 1, 1994;

2.	Accountants Professional Liability Quota Share Treaty #4745 issued to Continental Casualty Company by AmerInst Insurance Company, Inc. for the term July 1, 1994 to July 1, 1995;

3.	Accountants Professional Liability Quota Share Treaty #4901 issued to Continental Casualty Company by AmerInst Insurance Company, Inc. for the term July 1, 1995 to July 1, 1996;

4.	Accountants Professional Liability Quota Share Treaty #8475 issued to Continental Casualty Company by AmerInst Insurance Company, Inc. for the term July 1, 1996 to July 1, 1997;

5.	Accountants Professional Liability Quota Share Treaty #8599 issued to Continental Casualty Company by AmerInst Insurance Company, Inc. for the term July 1, 1997 to November 1, 1998;

6.	Accountants Professional Liability Quota Share Treaty #9124 issued to Continental Casualty Company by AmerInst Insurance Company, Inc. for the term November 1, 1998 to July 1, 1999;

7.	Accountants Professional Liability Quota Share Treaty #9357 issued to Continental Casualty Company by AmerInst Insurance Company Inc. for the term July 1, 1999 to December 1, 1999;

8.	AmerInst Insurance Company Limited Accountants Professional Liability Quota Share Treaty #9621 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term December 1, 1999 to January 1, 2002;

9.	Value Plan Policies Accountants Professional Liability Quota Share Treaty #9624 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term December 1, 1999 to January 1, 2002;

10.	AmerInst Insurance Company Limited Accountants Professional Liability Quota Share Treaty #9179 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2002 through December 31, 2003;

11.	Value Plan Policies Accountants Professional Liability Quota Share Treaty #9180 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2002 through December 31, 2003;

12.	AmerInst Insurance Company Limited Accountants Professional Liability Quota Share Treaty #T036 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2004 through December 31, 2005;

13.	Value Plan Policies Accountants Professional Liability Quota Share Treaty #T037 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2004 through December 31, 2005;

14.	AmerInst Insurance Company Limited Accountants Professional Liability Quota Share Treaty C109 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2006 through December 31, 2006;

15.	Value Plan Policies Accountants Professional Liability Quota Share Treaty #C110 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2006 through December 31, 2006;

16.	AmerInst Insurance Company Limited Accountants Professional Liability Quota Share Treaty #C154 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2007 through December 31, 2007;

17.	Value Plan Policies Accountants Professional Liability Quota Share Treaty #C153 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2007 through December 31, 2007;

18.	AmerInst Insurance Company Limited Accountants Professional Liability Quota Share Treaty #C193 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2008 through December 31, 2008;

19.	Value Plan Policies Accountants Professional Liability Quota Share Treaty #C194 issued to Continental Casualty Company by AmerInst Insurance Company Limited for the term January 1, 2008 through December 31, 2008;

Rescission Addendum 1

(hereinafter referred to as the “Rescission Addendum”)

To

Amerinst Insurance Company Limited Accountants Professional Liability Quota Share Treaty

Originally Effective: January 1, 2009

(hereinafter referred to as the “2009 Accountants Professional Liability Treaty”)

Between

Continental Casualty Company

Chicago, Illinois

(hereinafter referred to as the “Company”)

And

AmerInst Insurance Company Limited

Hamilton, Bermuda

(hereinafter referred to as the “Reinsurer”)

This Rescission Addendum to the 2009 Accountants Professional Liability Treaty is entered into effective as of January 1, 2009 between the Company and the Reinsurer.

Recitals

WHEREAS, the Company and the Reinsurer (collectively the “Parties”) entered into a series of reinsurance treaties with various inception and termination dates commencing August 1, 1993 through December 31, 2008 (the “Historical Reinsurance Treaties”);

WHEREAS, effective January 1, 2009 the parties entered into (1) the 2009 Accountants Professional Liability Treaty and (2) the Value Plan Policies Accountants Professional Liability Quota Share Treaty (the “2009 VP Treaty”);

WHEREAS, the Parties have mutually agreed to terminate their relationship, commute the Historical Reinsurance Treaties, rescind and terminate the 2009 VP Treaty retroactive to its inception and rescind and terminate the 2009 Accountants Professional Liability Treaty retroactive to its inception.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	All rights, duties, liabilities, and obligations of the Parties under the 2009 Accountants Professional Liability Treaty are discharged;

2.	The 2009 Accountants Professional Liability Treaty is rescinded and terminated retroactive to its inception;

3.	The 2009 Accountants Professional Liability Treaty is void ab initio as though it never existed;

4.	This Rescission Addendum shall be interpreted under and governed by the laws of Illinois.

[signatures on following page]

IN WITNESS WHEREOF the Company and the Reinsurer, have caused this Rescission Addendum to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

Continental Casualty Company	AmerInst Insurance Company Limited

By: /s/ Christine Michals	By: /s/ Thomas R. McMahon

Printed Name: Christine Michals	Printed Name: Thomas R. McMahon

Title: Vice President	Title: Chief Financial Officer

Date: May 15, 2009	Date: May 15, 2009

Rescission Addendum 2

(hereinafter referred to as the “Rescission Addendum”)

To

Value Plan Policies Accountants Professional Liability Quota Share Treaty

Originally Effective: January 1, 2009

(hereinafter referred to as the “2009 VP Treaty”)

Between

Continental Casualty Company

Chicago, Illinois

(hereinafter referred to as the “Company”)

And

AmerInst Insurance Company Limited.

Hamilton, Bermuda

(hereinafter referred to as the “Reinsurer”)

This Rescission Addendum to the 2009 VP Treaty is entered into effective as of January 1, 2009 between the Company and the Reinsurer.

Recitals

WHEREAS, the Company and the Reinsurer (collectively the “Parties”) entered into a series of reinsurance treaties and endorsements with various inception and termination dates commencing August 1, 1993 through December 31, 2008 (the “Historical Reinsurance Treaties”);

WHEREAS, effective January 1, 2009 the parties entered into (1) an Amerinst Insurance Company Limited Accountants Professional Liability Treaty (the “2009 Accountants Professional Liability Treaty”) and (2) the 2009 VP Treaty and;

WHEREAS, the Parties have mutually agreed to terminate their relationship, commute the Historical Reinsurance Treaties, rescind and terminate the 2009 Accountants Professional Liability Treaty retroactive to its inception, and to rescind and terminate the 2009 VP Treaty retroactive to its inception;

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	All rights, duties, liabilities, and obligations of the Parties under the 2009 VP Treaty are discharged;

2.	The 2009 VP Treaty is rescinded and terminated retroactive to its inception;

3.	The 2009 VP Treaty is void ab initio as though it never existed;

4.	This Rescission Addendum shall be interpreted under and governed by the laws of Illinois.

[signatures on following page]

IN WITNESS WHEREOF the Company and the Reinsurer, have caused this Rescission Addendum to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

Continental Casualty Company	AmerInst Insurance Company Limited

By: /s/ Christine Michals	By: /s/ Thomas R. McMahon

Printed Name: Christine Michals	Printed Name: Thomas R. McMahon

Title: Vice President	Title: Chief Financial Officer

Date: May 15, 2009	Date: May 15, 2009